Exhibit 99.1

Press Contact:	Ryan Batty
Polycom, Inc.
1.408.586.4467
ryan.batty@polycom.com

Investor Contact:	Laura Graves
Polycom, Inc.
1.408.586.4271
laura.graves@polycom.com

Peter A. Leav Named President and CEO of Polycom

Former NCR, Motorola Executive Brings Strong Background in Global Operations and Sales

Management Coupled with Track Record of Profitable Growth

SAN JOSE, Calif. – Dec. 3, 2013 – Polycom, Inc. (Nasdaq: PLCM), the global leader in open, standards-based unified collaboration, today announced that Peter A. Leav has joined the company as President and Chief Executive Officer. He also will serve as a Director on Polycom’s Board of Directors.

Leav succeeds interim CEO Kevin Parker, who will continue serving as Chairman of the Board of Polycom, and will work closely with Leav on a transition plan that continues Polycom’s focus on innovation, operational excellence and profitability.

“Peter’s strong background in operations, general management and sales, spanning a successful 20+ year career in communications, technology and services and his energy and passion are strong assets to take Polycom to the next level,” said Parker. “We are delighted to have Peter come on board to lead Polycom into the future. His experience leading a global organization and his proven track record of driving revenue and shareholder value made Peter the natural choice for us.”

Leav assumed the role on Monday, Dec. 2, 2013, and will be based out of the company’s global headquarters in Silicon Valley.

“Polycom is a proven innovator and leading provider of secure, interoperable collaboration solutions to enterprises, from voice to video to content sharing,” Leav said. “The future opportunity is unlimited as most organizations across the world are just beginning to discover the amazing benefits Polycom collaboration solutions can bring to them. Providing the industry’s best end-to-end customer experience, while improving operating margin and driving long-term shareholder value, will be top priorities for me and for our Company. I am very excited to work with our team as we enhance our strategy, drive results and continue our innovation leadership in this evolving industry.”

During Leav’s tenure at NCR, revenues grew from $4.6 billion in 2009 to $5.7 billion in 2012. In his most recent role at NCR, Leav was Executive Vice President and President of Industry and Field Operations. Leav was responsible for leading a team of approximately 8,000 employees across 120 countries and for delivering annual revenue of more than $5.7 billion in 2012. He led NCR’s global go-to-market efforts, including the NCR Global Sales organization’s direct and indirect sales channels, Professional Services, and Industry Lines of Business, focusing on customers in the Financial Services, Retail, Hospitality, Travel and Technology and Telecom

industries. Leav also led NCR’s Interactive Printer Solutions division, managing its global footprint of manufacturing and distribution capabilities. Leav was a member of NCR’s Executive Committee, helping to develop and execute on the company’s global strategy.

About Polycom

Polycom is the global leader in open, standards-based unified communications and collaboration (UC&C) solutions for voice and video collaboration, trusted by more than 415,000 customers around the world. Polycom voice and video solutions are powered by the Polycom® RealPresence® Platform, comprehensive software infrastructure and rich APIs that interoperate with the broadest set of communication, business, mobile and cloud applications and devices to deliver secure face-to-face video collaboration in any environment. Polycom and its ecosystem of over 7,000 partners provide truly unified communications solutions that deliver the best user experience, highest multi-vendor interoperability, and lowest TCO. Visit www.polycom.com or connect with us on Twitter, Facebook, and LinkedIn to learn how we’re pushing the greatness of human collaboration forward.

Forward Looking Statements and Risk Factors

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding future priorities that include best customer experience, improving operating margin, and driving long-term shareholder value, and our future strategy, results, and innovation. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of competition on our product sales and for our customers and partners; the impact of increased competition due to consolidation in our industry or competition from companies that are larger or that have greater resources than we do; potential fluctuations in results and future growth rates; risks associated with global economic conditions and external market factors; the market acceptance of our products and changing market demands, including demands for differing technologies or product and services offerings; possible delays in the development, availability and shipment of new products due to engineering, manufacturing or other delays; increasing costs and differing uses of capital; changes in senior management and key personnel that may cause disruption to the business; the impact of restructuring actions; our ability to successfully integrate our acquisitions into our business; and the impact of global conflicts that may adversely impact our business. Many of these risks and uncertainties are discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, and in other reports filed by Polycom with the SEC. Polycom disclaims any intent or obligations to update these forward-looking statements.

© 2013 Polycom, Inc. All rights reserved. POLYCOM®, the Polycom logo, and the names and marks associated with Polycom’s products are trademarks and/or service marks of Polycom, Inc. and are registered and/or common law marks in the United States and various other countries. All other trademarks are property of their respective owners.